UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 3  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   Harvey, Joni
   10070 Barnes Canyon Blvd.


   San Diego, CA  92121
2. Date of Event Requiring Statement (Month/Day/Year)
   4/6/98
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Molecular Biosystems, Inc. (MB)
5. Relationship of Reporting Person to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Vice President of
   Manufacturing
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------
1)Title of Security                                          2)Amount of         3)  4)Nature of
                                                             Securities          D   Indirect
                                                             Beneficially        or  Beneficial
                                                             Owned               I   Ownership
-----------------------------------------------------------------------------------------------------

Table II   Derivative Securitites Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative Security  2)Date Exercisable  3)Title and Amount of                   4)Conver-  5)Ownership 6)Nature of
                                and Expiration Date Securities Underlying                   sion or    Form of     Indirect
                                (Month/Day/Year)    Derivative Security                     exercise   Derivative  Beneficial
                                                                                            price of   Security    Ownership
                                Date      Expira-                                Amount or  Deri-      Direct(D)
                                Exer-     tion                                   Number of  vative     or
                                cisable   Date      Title                        Shares     Security   Indirect(I)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option      11/18/96  11/19/06  Common Stock                 10,000     $6.8750    D           Direct
(right to buy)                  (1)
Non-Qualified Stock Option      02/12/99  02/12/08  Common Stock                 24,000     $7.4375    D           Direct
(right to buy)                  (2)
Non-Qualified Stock Option      09/05/96  09/05/06  Common Stock                 10,000     $7.5000    D           Direct
(right to buy)                  (3)
Non-Qualified Stock Option      09/06/95  09/06/05  Common Stock                 15,000     $7.8750    D           Direct
(right to buy)                  (4)
Non-Qualified Stock Option      04/11/97  04/11/06  Common Stock                 5,000      $8.5000    D           Direct
(right to buy)                  (5)
Non-Qualified Stock Option      01/15/98  01/15/07  Common Stock                 20,000     $11.1250   D           Direct
(right to buy)                  (6)

Explanation of Responses:

(1)
Options vest in equal yearly installments of 25% beginning 11/18/97.
(2)
Options vest in equal yearly installments of 25% beginning 2/12/99.
(3)
Options vests in equal yearly installments of 25% beginning 9/5/96.
(4)
Options vest in equal yearly installments of 25% beginning 9/6/95.
(5)
Options vest in the following manner: 1,250 on 4/11/97, 1,500 on 4/11/98, and 2,250 on 4/11/99.
(6)
Option vests in equal yearly installments of 25% beginning 1/15/98.

SIGNATURE OF REPORTING PERSON
/S/ Harvey, Joni
DATE 04/16/98